Exhibit 99.1

Item 6.	SELECTED FINANCIAL DATA

The following table sets forth selected consolidated financial data for the periods indicated and should be read in conjunction with and is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the consolidated financial statements, the notes thereto and the other financial data contained in Items 7 and 8 of this report on Form 10-K.

Income Statement Data:

	Year ended December 31,
	2004	2005	2006	2007	2008
Net sales	$580,744	$749,415	$944,108	$1,189,822	$1,647,004
Cost of goods sold	506,413	627,368	745,721	941,060	1,224,899

Gross profit	74,331	122,047	198,387	248,762	422,105
Sales, general and administrative expenses	45,946	70,404	106,805	130,677	223,373

Operating income	28,385	51,643	91,582	118,085	198,732
Non-operating income / (expense), net
Interest income / (expense), net	(2,115)	(15,828)	(31,750)	(35,829)	(-53,447)
Other financial income / (expense), net	(19)	(7,678)	17,212	13,594	(132,936)
Other income / (expense), net	193	(262)	1,119	(1,770)	410

Income before taxes, equity in net income from unconsolidated investments and noncontrolling interests in subsidiaries	26,444	27,875	78,163	94,080	12,759
Income tax (expense)	(4,614)	(5,346)	(13,986)	(15,910)	(11,872)

Equity in net earnings of affiliates	—	—	—	—	(9,002)

Net income / (loss)	$21,830	$22,529	$64,177	$78,170	$(8,115)

Less: Net income / (loss) attributable to noncontrolling interests in subsidiaries	—	2,261	8,727	1,068	3,680
Less: Net income / (loss) attributable to redeemable noncontrolling interests in Whitehall Group					6,803
Net income /(loss) attributable to CEDC	$21,830	$20,268	$55,450	$77,102	$(18,598)

Net income / (loss) per common share, basic	$0.89	$0.72	$1.55	$1.93	$(0.42)

Net income / (loss) per common share, diluted	$0.87	$0.70	$1.53	$1.91	$(0.42)

Average number of outstanding shares of common stock at year end	24,462	28,344	35,799	39,871	44,088

Balance Sheet Data:
	2004	2005	2006	2007	2008
Cash and cash equivalents	$10,491	$60,745	$159,362	$87,867	$107,601
Working capital	50,910	85,950	182,268	170,913	205,712
Total assets	291,704	1,084,472	1,326,033	1,782,168	2,483,686
Long-term debt and capital lease obligations, less current portion	4,013	369,039	394,564	469,958	806,362
CEDC Stockholders’ equity	120,316	374,942	520,973	815,436	956,629

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